UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2011

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5910 N. Central Expressway, Suite 1755 Dallas, Texas	75206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 28, 2011, TransAtlantic Petroleum Ltd. (the “Company”) and TransAtlantic Worldwide, Ltd. (“TransAtlantic Worldwide”), a wholly owned subsidiary of the Company, entered into a Purchase Agreement (the “Purchase Agreement”), effective as of January 1, 2011 (the “Effective Date”), with Direct Petroleum Exploration, Inc., a Colorado corporation (“Direct”), pursuant to which Direct agreed to sell to TransAtlantic Worldwide (i) all of the outstanding capital stock of each of Direct Petroleum Morocco, Inc., a Colorado corporation and wholly owned subsidiary of Direct (“Direct Morocco”), and Anschutz Morocco Corporation, a Colorado corporation and wholly owned subsidiary of Direct (“Anschutz”), (ii) all of the outstanding limited liability company shares (collectively with all of the outstanding capital stock of each of Direct Morocco and Anschutz, the “Equity Interests”) of Direct Petroleum Bulgaria EOOD, a Bulgarian limited liability company and wholly owned subsidiary of Direct (“Direct Bulgaria,” and collectively with Direct Morocco and Anschutz, the “Subsidiary Entities”), and (iii) all of Direct’s right, title and interest in the amounts due to Direct by each of the Subsidiary Entities (the “Receivables”). Upon the date of closing of the Purchase Agreement (the “Closing Date”), the purchase of the Equity Interests will become effective as of the Effective Date, and the purchase of the Receivables will be effective as of the Closing Date.

Under the terms of the Purchase Agreement, TransAtlantic Worldwide will pay to Direct cash consideration consisting of (i) $2.0 million, (ii) an amount in U.S. Dollars equal to the payments made by Direct or Direct Bulgaria to the Bulgarian authorities as cash requirements for guaranties between December 13, 2010 and the Closing Date with respect to securing and maintaining certain Bulgarian licenses, or as payment for insurance premiums, plus (iii) an amount in U.S. Dollars equal to the amount of cash contributed by Direct to any Subsidiary Entity between the Effective Date and the Closing Date to fund any Subsidiary Entity’s working capital, and which monies are to be used in such Subsidiary Entity’s ordinary course of business. In addition to the foregoing cash consideration, the Company will issue 8,924,478 common shares, par value $0.01 per share (the “Common Shares”), of the Company to Direct, which was calculated by dividing $28.0 million by the volume weighted average price per share of the Common Shares on the NYSE Amex Stock Exchange for the ten trading days prior to January 26, 2011.

Under the terms of the Purchase Agreement, if certain post-closing milestones are achieved, the Company will also issue additional consideration (the “Additional Consideration”) to Direct as follows: (i) $6.0 million worth of Common Shares if either the HKE-1 bis well or the GRB-1 well in Morocco is a commercial success, as defined in the Purchase Agreement; (ii) $10.0 million worth of Common Shares if the Deventci-RZ well in Bulgaria is a commercial success, as defined in the Purchase Agreement; and (iii) $10.0 million worth of Common Shares if Direct Bulgaria receives a production concession for a specified area in Bulgaria.

In addition, on the Closing Date, TransAtlantic Worldwide will pay Direct an adjustment of approximately $396,000, representing the amount by which all expenses and liabilities allocable to Direct and paid or payable by TransAtlantic Worldwide or any Subsidiary Entity as of the Effective Date are less than the revenues, accounts receivable, refundable deposits, pre-payments, cash and cash equivalents allocable to Direct as of the Effective Date.

The Purchase Agreement contains customary representations, warranties and covenants of the parties. In addition, closing of the transactions contemplated by the Purchase Agreement is conditioned upon the execution of a Registration Rights Agreement between the Company and Direct (the “Registration Rights Agreement”), pursuant to which the Company would be required to provide Direct with customary piggyback registration rights for the Common Shares issued by the Company to Direct. The Common Shares issued to Direct on the Closing Date, and any Common Shares issued to Direct as part of the Additional Consideration, will be entitled to these piggyback registration rights for a period of six months following the date of issuance to Direct.

TransAtlantic Worldwide and Direct also agreed to certain post-closing covenants and obligations, including, but not limited to, the following drilling obligations:

(i) TransAtlantic Worldwide agreed to complete the drilling and testing of the HKE-1 bis well or GRB-1 well in Morocco within twelve months of the Closing Date. If TransAtlantic Worldwide fails to fulfill this obligation, the Company will issue $3.0 million worth of Common Shares to Direct; provided, that if TransAtlantic Worldwide successfully drills either well and achieves a commercial success, as defined in the Purchase Agreement, in a non-timely manner prior to the twenty-four month period following the Closing Date, then the Company will issue an additional $3.0 million worth of Common Shares to Direct. Upon delivery of any Common Shares in accordance with this post-closing obligation, then Company will not be obligated to pay the Additional Consideration relating to the wells in Morocco.

(ii) TransAtlantic Worldwide agreed to have commenced drilling the Deventci-R2 well in Bulgaria during the nine month period after the Closing Date, to achieve specific drilling depths prior to the end of the 24-month period following the Closing Date and to test certain formations prior to the end of the 24-month period following the Closing Date, unless TransAtlantic Worldwide reasonably determines that the well is unlikely to achieve production in commercial quantities. If TransAtlantic Worldwide fails to fulfill this obligation, the Company will issue $5.0 million worth of Common Shares to Direct; provided, that if TransAtlantic Worldwide completes such obligations in a non-timely manner prior to the end of the 24-month period following the Closing Date and achieves a commercial success, as defined in the Purchase Agreement, then the Company will issue an additional $5.0 million worth of Common Shares to Direct. Upon delivery of any Common Shares in accordance with this post-closing obligation, or in the event of TransAtlantic Worldwide’s reasonable determination that the well is unlikely to achieve production in commercial quantities, then the Company will not be obligated to pay the Additional Consideration relating to the Bulgarian well.

(iii) TransAtlantic Worldwide agreed to drill the Deventci-R2 well to a depth sufficient to extract, and then extract, a core specimen from a specified area within a twelve month period following the Closing Date, and, if required to secure a production concession, to commence drilling a second well. In addition, if TransAtlantic Worldwide reasonably determines that a production concession for a specified area in Bulgaria will be granted, TransAtlantic Worldwide must apply for such production concession before the expiration of the A-Lovech Exploration License. If TransAtlantic Worldwide fails to fulfill any of these obligations, the Company will issue $5.0 million worth of Common Shares to Direct; provided, that if TransAtlantic Worldwide meets these obligations in a non-timely manner and achieves a “Shale Success,” as defined in the Purchase Agreement, prior to the end of the thirty month period following the Closing Date, then the Company will issue an additional $5.0 million worth of Common Shares to Direct. Upon delivery of any Common Shares in accordance with this post-closing obligation, or in the event TransAtlantic Worldwide determines that a production concession will not be granted and otherwise complies with its obligations, then the Company will not be obligated to pay the Additional Consideration relating to the receipt of a Bulgarian production concession.

Direct agreed and acknowledged that its remedies under the post-closing covenants and obligations are the sole remedies available to Direct for any breach by TransAtlantic Worldwide of such post-closing covenants and obligations.

A copy of the Purchase Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2011, the Company and Hilda Kouvelis entered into a letter agreement (the “Letter Agreement”), which amends the Employment Agreement, effective May 1, 2008, between the Company and Ms. Kouvelis (the “Employment Agreement”).

Pursuant to the Letter Agreement, the Company acknowledged that Ms. Kouvelis’ separation from the Company will be deemed a “Resignation” under the Employment Agreement. In addition, Ms. Kouvelis agreed to continue her employment with the Company through a date to be mutually agreed upon by her and the Company (the “Separation Date”), which is expected to be not later than September 30, 2011. Ms. Kouvelis’ job duties as Chief Financial Officer of the Company and any of its subsidiaries will cease on the day after the Company files its Annual Report on Form 10-K for the year ended December 31, 2010. Thereafter, her job duties will be as mutually agreed upon by her and the Company’s Chief Executive Officer.

The Letter Agreement provides that Ms. Kouvelis’ annualized base salary will remain in effect through the Separation Date, and Ms. Kouvelis is not eligible for payment of any termination amount under Article 4 of the Employment Agreement. In addition, the Compensation Committee of the Company approved (i) a lump sum retention payment of $100,000, payable thirty calendar days after the Separation Date, and (ii) the accelerated vesting of Ms. Kouvelis’ restricted stock units that are unvested as of the Separation Date, with such vesting to be effective within thirty days following the Separation Date. Payment of such retention compensation is subject to Ms. Kouvelis’ execution of a release following the Separation Date and compliance with all provisions of the Employment Agreement, including post-employment obligations.

The Company confirmed in the Letter Agreement that the Compensation Committee of the Company approved (i) a 2010 bonus amount of $25,000 cash, payable by February 4, 2011, less mandatory deductions and (ii) an award of 20,000 restricted stock units that vest in full on January 5, 2012.

A copy of the Letter Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Letter Agreement is qualified in its entirety by reference to the full text of the Letter Agreement.

Item 8.01 Other Events.

On February 3, 2011, the Company issued a press release announcing the Purchase Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

2.1*	Purchase Agreement, dated January 28, 2011, by and among Direct Petroleum Exploration, Inc., TransAtlantic Worldwide, Ltd., and TransAtlantic Petroleum Ltd.

10.1	Letter Agreement, dated January 31, 2011, between TransAtlantic Petroleum Ltd. and Hilda Kouvelis

99.1	Press release, dated February 3, 2011, issued by TransAtlantic Petroleum Ltd.

*	Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2011

TRANSATLANTIC PETROLEUM LTD.

	By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom
Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1*	Purchase Agreement, dated January 28, 2011, by and among Direct Petroleum Exploration, Inc., TransAtlantic Worldwide, Ltd., and TransAtlantic Petroleum Ltd.

10.1	Letter Agreement, dated January 31, 2011, between TransAtlantic Petroleum Ltd. and Hilda Kouvelis

99.1	Press release, dated January February 3, 2011, issued by TransAtlantic Petroleum Ltd.

*	Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.